Exhibit 99.1

Cinedigm Chairman and CEO Chris McGurk Highlights Positive Business Performance and Outlook Following Close of Digital Media Rights Acquisition

Outlines Four New Key Growth Initiatives Leveraging Cinedigm’s Rapidly Expanding Scale That Are Projected to Add Over $28 Million in Annual Revenues

LOS ANGELES — (March 30, 2022) — Cinedigm Corp. (“Cinedigm” or the “Company”) (NASDAQ: CIDM), a premier streaming technology and entertainment company super-serving enthusiast fan bases, today released comments by Chris McGurk, Chairman and CEO, highlighting the Company’s positive business performance and outlook following the completion of the acquisition of Digital Media Rights (DMR) and outlining four new key growth initiatives that leverage the Company’s rapidly expanding scale. Combined, these new initiatives are projected to add over $28 million in steady state annual revenues as Cinedigm builds toward a target of $150 million in total annual revenues in two to four years.

Dear Fellow Shareholders,

“It’s been several months since my last letter to shareholders and the world has certainly changed over that time. Obviously, geopolitical factors and market sentiments have made it a very tough period for many in the capital markets and certainly for Cinedigm shareholders. Therefore, I thought it was very important to reach out to our shareholders, closely following our most significant acquisition yet, to reaffirm that Cinedigm, by every measure, remains in the strongest position it has ever been in, with tremendous growth prospects.

As you know, we have registered four straight record quarters of triple-digit streaming revenue growth and have generated positive net income over the first three quarters of Fiscal 2022. We have continued that momentum over the last two months with continued record streaming revenues in January and February. Given this success, we should easily exceed $50 million in consolidated revenues for the full fiscal year ending March 31, 2022, which represents an over 60% increase above the prior year. We also project that we will easily more than double our full year streaming revenues versus last year. Finally, the Company has a strong balance sheet with zero debt and adequate cash on hand.

We are also very pleased to begin our new fiscal year having closed the accretive DMR transaction two days ago. Not only does DMR add 10 new streaming channels and 7,500 films and TV series to our asset base plus a projected $10 million in revenues and $3 million in adjusted EBITDA over the next 12 months, but it also drives Cinedigm to an expanded business scale that will support the launch of four new growth initiatives that we expect will generate over $28 million in incremental annual revenues when fully rolled out.

We were very deliberate in closing the DMR acquisition. It took longer than expected to complete because we wanted to craft a financial arrangement that worked to the benefit of not only DMR and Cinedigm, but also to the benefit of our most important constituents, our shareholders, particularly given current market conditions.

As we announced yesterday, the DMR acquisition closed on March 28, 2022, with revised terms versus what we had preliminarily announced in January. The revised purchase price is $16.4 million payable in four installments, with the first all-cash payment of $8 million paid from cash in hand on the date of closing. Cinedigm will make subsequent installment payments of $8.4 million in cash or Cinedigm equity, at the Company’s discretion. The Company will make these additional cash or stock installment payments of $3.0 million, $3.0 million and $2.4 million at 12 months, 24 months and 36 months from the closing date, respectively.

As a result, we have gained a great asset in DMR that immediately adds $10 million in annual streaming revenues and $3 million in annual adjusted EBITDA, while enabling us to execute at an entirely higher scale of business operations and launch substantial new growth initiatives. And we have accomplished this with no current dilution to our shareholders, including the option to avoid future dilution as well.

Following the close of the DMR transaction and the other six streaming and technology roll-up acquisitions that preceded it over the last 16 months, let’s look at the combined scope of Cinedigm’s business. As of today. we now have:

•	30 streaming channels in our portfolio, the largest independent streaming channel portfolio in the world spanning the key streaming business models of AVOD, SVOD and FAST;

•	15 wholly owned and operated streaming channels including Dove Channel, Fandor, Screambox, Bloody Disgusting and CONtv as well as several premium channels that we operate for high profile brands such as Real Madrid TV and The Bob Ross channel;

•	Distribution on every major streaming platform, including Amazon, Roku, Samsung, Tubi, and PlutoTV, with distribution reach across an estimated 1.1 billion global streaming devices;

•	A library of 46,000 films and TV episodes, one of the largest modern streaming content libraries in the world;

•	Over 40 million monthly active viewers of our channels, almost 20 million social subscribers, and approaching 1 million paid streaming subscribers;

•	50 major advertising partners, all seeking premium Connected TV ad inventory;

•	A proprietary content distribution and streaming platform in Matchpoint, an industry-leading, platform technology suite that is custom-built for video streaming with robust support for OTT applications that we are now leveraging with our specialized team of engineers at Cinedigm India.

Clearly, we are now at the size and scale to operate even more effectively in the “major leagues” of the streaming and entertainment business. We are in a strong position to accelerate our advertising and subscription revenues along with shareholder value by aggressive application of these assets and by leveraging the consumer footprint we already own.

Therefore, immediately taking advantage of Cinedigm’s expanded scale, I would like to announce four key new and interrelated initiatives that we project will generate over $28 million in aggregate annual revenues at steady state in the mid-term. All four of these initiatives require minimal investment in additional overhead and working capital while generating very high expected returns, as we will be building them almost entirely from our existing asset base.

•	Cineverse - Over the last year, we have been hinting at a new streaming service that will showcase the best of Cinedigm’s films, series, channel brands, technology and social reach. Today, we are excited to announce that this service has a name: Cineverse.

Cineverse will be your ticket to a world of entertainment delights, thrilling filmmaker discoveries, and more. In a world where algorithms steer viewers towards the predictable, Cineverse will buck that trend with a focus not only on passionate curation, but also by leveraging our Matchpoint technology to provide next generation content recommendations based on real-time feedback from the viewer. From artfully entertaining American indies to the boldest in global film and television, emerging voices, and non-fiction storytelling, our library of world-class content will reward the curious and adventurous.

•	Cinedigm Ad Solutions – Over the last three years, Cinedigm’s streaming business has grown from a subscription-centric business model to one with a scale, multi-faceted advertising business focused on highly engaged, addressable enthusiast audiences. Cinedigm has a unique cross-platform ad footprint, with a massive Connected TV, podcast & audio, display, and social footprint. With the acquisition of DMR, this footprint is even larger, totaling 40 million viewers across 30 channels, millions of podcast fans, and almost 20 million social media followers.

Given the dramatic rise in advertisers and agencies intent on reaching this valuable audience, we are launching Cinedigm Ad Solutions (CAS), an ad network to enable advertisers to reach highly engaged, diverse enthusiast fan bases in cohesive, multi-platform campaigns. Not only will CAS enable Cinedigm to more effectively monetize its own inventory, Cinedigm will also bring other complementary, scale enthusiast audiences into our network. Between our acquisition of Bloody Disgusting and DMR, our team has over fifty years of experience building and scaling direct ad businesses, and we are now providing them the resources to build a substantial scale business.

•	Cinedigm Podcast Network: Cinedigm’s streaming business has always been about engaging fans in the medium of their choice – audio, video, digital comics, text, and more. With last year’s acquisition of Bloody Disgusting, we entered the world of Audio programming. Today, with 11 successful podcasts and growing with millions of monthly listeners and a seven-figure revenue base, we are expanding the successful genre-focused podcasting efforts with the launch of Cinedigm Podcast Network. Our focus will be simple: we will continue to offer compelling podcasts that appeal to segments where we already are highly successful, like fandom, world & independent cinema, faith and family. Our goal is to triple our in-house produced shows over the next three years, as well as dramatically expand ad sales and distribution for third-party shows that fit our content verticals. Not only will this business be a substantial source of revenue, but it will also provide substantial intellectual property that can be expanded into new films and series for the broader content business.

•	Matchpoint Blueprint 2.0 – Cinedigm has continued to invest in building a world-class engineering team in India. This has allowed the Company to expand and refine the capabilities of our Matchpoint application framework for direct-to-consumer apps and services. We are leveraging Artificial Intelligence and Machine Learning as much as possible to bring a next-generation user experience to our channels, along with providing a robust product differentiation not seen in other services. We aim to take a leadership role in defining how a streaming service can provide an unrivaled and exceptional user experience.

Besides these initiatives, all of which we will announce in much more detail within the next few months, we have a set a goal to become sustainably cash flow positive by the end of this upcoming Fiscal Year 2023. Already, we are way ahead of most of our competitors by having a portfolio of streaming channels and revenue sources that enable us to minimize risk while taking advantage of every segment of the high-growth streaming business with zero debt on the balance sheet and positive net income year to date. Demonstrating that we can be sustainably cash flow positive will be another key indicator of the success of our strategy and how different we are from our streaming competitors.

So, while the capital markets have been extraordinarily challenging for the last few months, Cinedigm remains in the strongest position ever to continue to build an important, lasting and high-growth streaming, content and technology company that will reward shareholders who have a long-term perspective with significant growth in value. Through two years of intense effort by the Cinedigm team, all the elements needed for even more dramatic growth and business success are now in place. With the DMR acquisition closed and these four new business initiatives rolling out, the team is more confident than ever that our business momentum will continue for years to come as we build toward our goal of becoming a $150 million revenue business in two to four years.

I would like to take this opportunity to thank all our shareholders for their trust, patience, and support of Cinedigm. Our future is extremely bright, and we look forward to communicating with you further when we expect to report our fourth quarter and full year results in June.”

Sincerely,

Chris McGurk

Chairman & CEO

Cinedigm Corp.

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About Cinedigm

For over 20 years, Cinedigm (NASDAQ: CIDM) has led the digital transformation of the entertainment industry. Today, Cinedigm entertains consumers around the globe by providing premium feature film and television series, enthusiast streaming channels and technology services to the world’s largest media, retail, and technology companies. Cinedigm continues its legacy as an innovator through its adoption of next-generation technologies, such as artificial intelligence and machine learning, across its proprietary, highly scalable Matchpoint® technology platform. For more information, visit cinedigm.com.

Cinedigm uses, and will continue to use, its website, press releases, SEC filings, and various social media channels, including Twitter (https://twitter.com/cinedigm), LinkedIn https://www.linkedin.com/company/cinedigm/), Facebook (https://facebook.com/Cinedigm), StockTwits (https://stocktwits.com/CinedigmCorp) and the Company website (www.cinedigm.com) as additional means of disclosing public information to investors, the media and others interested in the Company. It is possible that certain information that the Company posts on its website, disseminated in press releases, SEC filings, and on social media could be deemed to be material information, and the Company encourages investors, the media and others interested in the Company to review the business and financial information that the Company posts on its website, disseminates in press releases, SEC filings and on the social media channels identified above, as such information could be deemed to be material information.

Safe Harbor Statement

Investors and readers are cautioned that certain statements contained in this document, as well as some statements in periodic press releases and some oral statements of Cinedigm officials during presentations about Cinedigm, along with Cinedigm's filings with the Securities and Exchange Commission, including Cinedigm's registration statements, quarterly reports on Form 10-Q and annual report on Form 10-K, are "forward-looking'' statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act''). Forward-looking statements include statements that are predictive in nature, which depend upon or refer to future events or conditions, which include words such as "expects," "anticipates,'' "intends,'' "plans,'' "could," "might," "believes,'' "seeks," "estimates'' or similar expressions. In addition, any statements concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, and possible future actions, which may be provided by Cinedigm's management, are also forward-looking statements as defined by the Act. Forward-looking statements are based on current expectations and projections about future events and are subject to various risks, uncertainties and assumptions about Cinedigm, its technology, economic and market factors and the industries in which Cinedigm does business, among other things. These statements are not guarantees of future performance and Cinedigm undertakes no specific obligation or intention to update these statements after the date of this release.

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